AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1996
                                                    REGISTRATION NO. 333-12135
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 5 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                              UOL PUBLISHING, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                            8299                     54-1290319
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)      Classification Code Number)     Identification No.)

                              --------------------

                        8251 Greensboro Drive, Suite 500
                             McLean, Virginia 22102
                                 (703) 893-7800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                  Narasimhan P. Kannan, Chief Executive Officer
                              UOL Publishing, Inc.

                        8251 Greensboro Drive, Suite 500
                             McLean, Virginia 22102
                                 (703) 893-7800

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

      Larry E. Robbins, Esq.                        Eric A. Stern, Esq.
     Donald R. Reynolds, Esq.                        Latham & Watkins
Wyrick, Robbins, Yates & Ponton L.L.P.      1001 Pennsylvania Avenue, N.W.
   4101 Lake Boone Trail, Suite 300                    Suite 1300
    Raleigh, North Carolina 27607               Washington, D.C. 20004
         (919) 781-4000                              (202) 637-2200

                              --------------------

           Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                       CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        Proposed maximum    Proposed maximum
Title of each class of              Amount to be         offering price          aggregate           Amount of
securities to be registered         registered(1)         per share(2)      offering price (2)  registration fee (3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
share.............................  1,644,500 shares    $      15.00       $24,667,500        $       8,501
====================================================================================================================

----------
(1) Includes 214,500 shares issuable upon exercise of an option granted to the Underwriters solely to cover over-allotments, if any.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee). The Company will bear all expenses incurred in connection with the sale of the Common Stock being registered hereby.

     SEC registration fee ...................................  $  8,464
     NASD filing fee ........................................     2,955
     The Nasdaq Stock Market listing fee ....................    20,456
     Printing fees and expenses .............................   115,000
     Legal fees and expenses ................................   500,000
     Accounting fees and expenses ...........................   250,000
     Blue sky fees and expenses .............................    10,000
     Stock certificates and transfer agent and custodian
      fees...................................................    10,000
     Miscellaneous...........................................    33,125
                                                               ----------
       Total.................................................  $950,000
                                                               ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

   Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

   Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)

stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

   The Underwriting Agreement provides for indemnification by the Underwriters of the Company against any losses to which it may become subject insofar as they arise out of, or are based upon, any untrue statement or omission of a material fact contained in this Registration Statement, to the extent that such untrue statement or omission arose as a result of written information relating to, and furnished to the Company by, the Underwriters specifically for use in the preparation of this Registration Statement.

   The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since June 30, 1993, the registrant has issued and sold the following unregistered securities:

   1. From June 1993 through August 1996, the Company issued options and warrants to purchase an aggregate of approximately 473,208 shares of Common Stock to employees and directors of and consultants to the Company, 27,192 of which have either expired in accordance with their terms or have been forfeited.

   2. In October 1994, the Company issued to three family trusts, for each of which Austin O. Furst, Jr. ("Mr. Furst") is the trustee, warrants to purchase an aggregate of 203,940 shares of Common Stock.

   3. In November 1994, the Company issued an aggregate of approximately: (i) 95,376 shares of Common Stock in exchange for all of its then outstanding shares of preferred stock and dividends accrued thereupon; (ii) 148,534 shares of Common Stock to eight investors (including a director of the Company, his spouse, a trust for which Mr. Furst is the trustee and four existing and one new investor) for aggregate consideration of $443,500; and (iii) 79,102 shares of Common Stock to nine investors (including a director, his spouse, five existing and two new investors) upon conversion of outstanding indebtedness in the amount of $522,594.

   4. From July 1994 to July 1996, the Company issued and sold shares of convertible preferred stock (since redesignated Series A Preferred Stock) to approximately 70 accredited investors for aggregate consideration of $3,800,889, which shares will convert into a total of 447,733 shares of Common Stock upon consummation of the offering made hereby. Spencer Trask Securities Incorporated ("Spencer Trask Securities") served as placement agent for this financing and received for itself and its designees warrants to purchase 37,506 shares of Common Stock.

   5. From July 1994 to August 1996, the Company issued warrants to purchase an aggregate of 206,490 shares of Common Stock, as adjusted to give effect to the Jones Transactions, to a total of eleven investors (including two directors of the Company, the spouse of one such director, the parent company of Spencer Trask Securities, its Chairman and six new investors).

   6. During 1995, the Company issued an aggregate of approximately: (i) 18,489 shares of Common Stock to four individuals, consisting of a consultant and three service providers, as consideration for services rendered; and (ii) 60,200 shares of Common Stock and 1,800 shares of Series A Preferred Stock to six investors (including two directors of the Company, the spouse of one such director, a former director and one existing and one new investor) upon conversion of outstanding indebtedness.

   7. During 1996, the Company issued an aggregate of 5,097 shares of Common Stock to three service providers for services rendered in 1995.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)


   8. In July 1996, the Company issued and sold 185,877 shares of Series B Preferred Stock convertible into 392,934 shares of Common Stock upon consummation of this offering to 11 accredited investors for an aggregate investment of $3,500,000.

   9. In August 1996, the Company issued an aggregate of 42,487 shares of Common Stock in connection with the acquisition of CTA, all of which shares were issued to CTA's sole stockholder, Michael Brown, and issued a warrant to purchase an aggregate of 12,746 shares of Common Stock to Oppenheimer & Co., Inc. as consideration for certain investment banking services.

   10. In September 1996, the Company entered into an agreement with Mr. Furst to issue to Mr. Furst, upon consummation of the offering made hereby, a warrant to purchase 15,687 shares of Common Stock in consideration of Mr. Furst's waiver of certain anti-dilution rights and agreement to exercise certain warrants to purchase Common Stock.

   The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Act or Regulation D or Rule 701 promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

   (a) Exhibits.


  EXHIBIT NO.                                              DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------
1.1+             Form of Underwriting Agreement.
2.1+             Agreement and Plan of Merger, dated as of July 31, 1996, relating to the acquisition of
                 Cognitive Training Associates, Inc.
3.1+             Amended and Restated Certificate of Incorporation.
3.2+             Amended and Restated Bylaws.
4.1+             Form of Common Stock Certificate.
5.1+             Opinion of Wyrick, Robbins, Yates & Ponton L.L.P.
10.1+            Investment Agreement, dated as of October 8, 1986, with Intersouth Partners.
10.2+            Warrant Agreement, dated as of March 22, 1995, with Spencer Trask Securities Incorporated and
                 Forms of Warrant Certificates.
10.3+            Form of Promissory Note.
10.4+            Registration Rights Agreement relating to Series A Preferred Stock, as amended.
10.5+            Registration Rights Agreement, dated July 19, 1996, relating to Series B Preferred Stock.
10.6+            Warrant, dated July 23, 1996, granted to Oppenheimer & Co., Inc.
10.7+            Letter Agreement, dated as of September 12, 1996, with Austin O. Furst and certain related entities.
10.8+            Amended and Restated Stock Option Plan.
10.9+            1996 Stock Plan.
10.10+           Employment Agreement, dated July 1, 1996, with Narasimhan P. Kannan.
10.11+           Employment Agreement, dated July 1, 1996, with Carl N. Tyson.
10.12+           Employment Agreement, dated July 31, 1996, with Michael L. Brown.
10.13+           Employment Agreement, dated August 15, 1996, with Leonard P. Kurtzman.
10.14+**         Agreement, dated August 14, 1995, as amended, with Educational Services Institute.
10.15+           Form of Online Educational Services Distribution Agreement.
10.16+           Form of University Master Agreement for Online Education Services.
10.17+           Form of Online Educational Services Agreement.

                                      II-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                                   (Continued)

  EXHIBIT NO.                                              DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------
10.18+           Form of Inner Circle Online Educational Services Development and Distribution
                 Agreement.
10.19+**         Agreement, dated April 15, 1996, with Autodesk, Inc.
10.20+**         Project Financing and Development Agreement with InternetU, Inc., as amended
10.21+           Employment letter agreement, dated October 29, 1996, with W. Braun Jones, Jr.
11.1+            Statement Re: Computation of Per Share Loss.
21.1+            List of Subsidiaries.
23.1             Consents of Ernst & Young LLP.
23.2+            Consent of Wyrick, Robbins, Yates & Ponton L.L.P. (contained in Exhibit 5.1).
24.1+            Power of Attorney (see page II-5).
27.1+            Financial Data Schedule.

----------
   ** Confidential treatment requested.
    + Previously filed

   (b) Financial Statement Schedule.

   Schedule I--Valuation and Qualifying Account and Reserve

   No other schedules have been included because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, UOL Publishing, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 5 to registration statement 333-12135 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Falls Church, State of Virginia on this 25th day of November, 1996.


                            UOL PUBLISHING, INC.


                            By: /s/ NARASIMHAN P. KANNAN
                                ----------------------------------------
                                Narasimhan P. Kannan, Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to registration statement 333-12135 has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                              CAPACITY                        DATE
             ---------                              --------                        ----

/s/ NARASIMHAN P. KANNAN            Director And Chief Executive            November 25, 1996
----------------------------------   Officer (Principal Executive
    Narasimhan P. Kannan             Officer)


/s/ LEONARD P. KURTZMAN*            Chief Financial Officer (Principal      November 25, 1996
----------------------------------   Financial and Accounting
    Leonard P. Kurtzman              Officer)

/s/ CARL N. TYSON*
----------------------------------  Director                                November 25, 1996
    Carl N. Tyson

/s/ EDSON D. DECASTRO*
----------------------------------  Director                                November 25, 1996
    Edson D. deCastro

/s/ DENNIS J. DOUGHERTY*
----------------------------------  Director                                November 25, 1996
    Dennis J. Dougherty

/s/ BARRY K. FINGERHUT*
----------------------------------  Director                                November 25, 1996
    Barry K. Fingerhut

/s/ W. BRAUN JONES, JR.*
----------------------------------  Director                                November 25, 1996
    W. Braun Jones, Jr.


/s/ WILLIAM E. KIMBERLY*
----------------------------------  Director                                November 25, 1996
    William E. Kimberly

/s/ D. WAYNE SILBY*
----------------------------------  Director                                November 25, 1996
    D. Wayne Silby

*By: /s/ NARASIMHAN P. KANNAN
----------------------------------                                          November 25, 1996
     Narasimhan P. Kannan,
      Attorney-in-Fact


            SCHEDULE I - VALUATION AND QUALIFYING ACCOUNT AND RESERVE
                                 (IN THOUSANDS)

UOL PUBLISHING, INC.
                                                   BALANCE AT
                                                  BEGINNING OF                              BALANCE AT
                 CLASSIFICATION                      PERIOD      ADDITIONS   DEDUCTIONS   END OF PERIOD
                                                 -------------- ----------- ------------ ---------------
Allowance for doubtful accounts:
Year ended December 31, 1994....................  $   --         $   --         $  --        $   --
Year ended December 31, 1995....................      --             20            --            20
Nine months ended September 30, 1996 (unaudited)      20             25            --            45

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors
UOL Publishing, Inc.


We have audited the financial statements of UOL Publishing, Inc. (formerly University Online, Inc.) as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and have issued our report theron dated 10, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibilty is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
July 10, 1996, except Note 14, as to which date is November 20, 1996

                                      S-2